FILE COPY

CERTIFICATE OF INCORPORATION
OF A PRIVATE LIMITED COMPANY

Company No. 2906084

The Registrar of Companies for England and Wales hereby certifies that
THE BROKER NETWORK LIMITED

is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.

Given at Companies House, Cardiff, the 8th March 1994

P. BEVAN

For the Registrar of Companies

COMPANIES HOUSE

HC007B